As filed with the Securities and Exchange Commission on October 21, 2020
Registration No. 333-248989

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THIRD POINT REINSURANCE LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-36052 (Commission File Number)	98-1039994 (I.R.S. Employer Identification No.)

Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 (441) 542-3300

Janice R. Weidenborner
Executive Vice President, Group General Counsel and Secretary
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
+1 (441) 542-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Gene Boxer Executive Vice President, Chief Strategy Officer and Group General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11, Bermuda (441) 278-3140	Nicholas F. Potter, Esq. Steven J. Slutzky, Esq. Eric T. Juergens, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Sean M. Keyvan, Esq. Jonathan A. Blackburn, Esq. Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transaction contemplated by the Agreement and Plan of Merger, dated as of August 6, 2020, described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(6)	Amount of registration fee
Common Shares, par value $0.10 per share	64,173,344(1)	N/A	$1,219,039,410(7)	$158,232(8)(10)
Series A Preference Shares, par value $0.10 per share	13,466,776(2)	N/A	N/A	N/A(9)
Warrants	21,883,138(3)	N/A	N/A	N/A(9)
Upside Rights	$104,232,841(4)	N/A	N/A	N/A(9)
Contingent Value Rights	4,693,689(5)	N/A	N/A	N/A(9)

(1)
The number of Common Shares, par value $0.10, of Third Point Reinsurance Ltd. (“TPRE Common Shares”) being registered represents the estimated maximum number of TPRE Common Shares issuable in connection with the merger described herein (the “Merger”).

(2)
The number of Series A Preference Shares, par value $0.10 per share of Third Point Reinsurance Ltd. (“Series A Preference Shares”) being registered represents the estimated maximum number of Series A Preference Shares issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon conversion of the Series A Preference Shares in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)
The number of warrants of Third Point Reinsurance Ltd. (“Warrants”) being registered represents the estimated maximum number of Warrants issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon exercise of the Warrants in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)
Represents the maximum aggregate amount of upside rights of Third Point Reinsurance Ltd. (“Upside Rights”) issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon conversion of the Upside Rights in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(5)
The number of contingent value rights of Third Point Reinsurance Ltd. (“CVRs”) being registered represents the estimated maximum number of CVRs to be issuable in connection with the Merger.

(6)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rule 457(c) and 457(f)(1) of the Securities Act.

(7)
The proposed maximum aggregate offering price of TPRE Common Shares to be registered is based on the product of (i) the average of the high and low sale prices of Sirius common shares as reported on the NASDAQ Global Select Market (“NASDAQ”) on September 18, 2020, ($11.44) multiplied by (ii) the maximum number of shares of Sirius Common Shares expected to be exchanged in connection with the Merger (115,299,341) less the minimum amount of cash to be paid by Third Point Re in the merger.

(8)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act.

(9)
No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(10)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form S-4 is being filed solely for the purpose of filing exhibits as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Item 21(a) of Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No change is made to Part I or Part II of the Registration Statement, other than Item 21(a) of Part II, and those items have therefore been omitted.

EXHIBIT INDEX
Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of August 6, 2020, by and among Third Point Reinsurance Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group, Ltd. (attached as Annex A to the Joint Proxy Statement/Prospectus which forms part of this registration statement).†
2.2*	Voting and Support Agreement, dated as of August 6, 2020, by and among Daniel S. Loeb, The 2010 Loeb Family Trust, Third Point Advisors LLC, Third Point Opportunities Master Fund L.P., The 2011 Loeb Family GST Trust, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex B to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
2.3*	Voting and Support Agreement, dated as of August 6, 2020, by and among Joshua L. Targoff, Joseph L. Dowling III, Rafe de la Gueronniere, Gretchen A. Hayes, Daniel V. Malloy, Mark Parkin, Sid Sankaran, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex C to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
2.4*	Voting and Support Agreement, dated as of August 6, 2020, by and among CM Bermuda Limited, CMIG International Holding Pte. Ltd., Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex D to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
5.1*	Opinion of Carey Olsen Bermuda Ltd.
5.2*	Opinion of Debevoise & Plimpton LLP
21.1*	Subsidiaries of Third Point Reinsurance Ltd. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Third Point Reinsurance Ltd. for the year ended December 31, 2019).
23.1*	Consent of Carey Olsen Bermuda Ltd. (contained in opinion filed as Exhibit 5.1).
23.2*	Consent of Ernst & Young Ltd. in respect of Third Point Re’s financial statements.
23.3*	Consent of Ernst & Young Ltd. in respect of Third Point Enhanced LP’s financial statements.
23.4*	Consent of PricewaterhouseCoopers LLP in respect of Sirius’s financial statements.
23.5*	Consent of Debevoise & Plimpton LLP (contained in opinion filed as Exhibit 5.2).
24.1*	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-4).
99.1*	Consent of J.P. Morgan Securities LLC.
99.2*	Consent of Barclays Capital Inc.
99.3	Form of Third Point Reinsurance Ltd. Proxy Card.
99.4	Form of Sirius International Insurance Group Ltd. Proxy Card.
99.5	Form of Election.

*
Previously filed.

†
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Merger Agreement have been omitted. Third Point Re hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Third Point Reinsurance Ltd. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke Bermuda on October 21, 2020.
THIRD POINT REINSURANCE LTD.
By:
/s/ Daniel V. Malloy

Name:
Daniel V. Malloy

Title:
Director and Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Daniel V. Malloy Daniel V. Malloy	Director and Chief Executive Officer (Principal Executive Officer)	October 21, 2020
* Christopher S. Coleman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2020
* Siddhartha Sankaran	Chairman of the Board	October 21, 2020
* Joseph L. Dowling III	Director	October 21, 2020
* Rafe de la Gueronniere	Director	October 21, 2020
* Gretchen A. Hayes	Director	October 21, 2020
* Mehdi A. Mahmud	Director	October 21, 2020
* Joshua L. Targoff	Director	October 21, 2020
* Mark Parkin	Director	October 21, 2020
*By: /s/ Daniel V. Malloy Attorney-in-Fact

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